EXHIBIT 12.01

MBIA Inc and Subsidiaries (1)

(in thousands except for ratios)

	By Quarter
Earnings to Fixed Charges (Interest Coverage) Ratio	1Q 2001	2Q 2001	3Q 2001	4Q 2001	1Q 2002	2Q 2002	3Q 2002	4Q 2002	1Q 2003	2Q 2003	3Q 2003
Income before taxes	$174,586	$369,085	$580,572	$790,984	$217,222	$410,607	$630,766	$792,581	$313,220	$617,899	$888,277
Interest Expense	15,743	29,894	44,217	56,445	12,834	25,790	40,931	58,453	16,949	33,881	50,864
Portion of rentals deemed to be interest (3)	218	481	699	959	155	531	967	1,089	323	666	781

Earnings	$190,547	$399,460	$625,488	$848,388	$230,211	$436,928	$672,664	$852,123	$330,492	$652,446	$939,922

Interest Expense	$15,743	$29,894	$44,217	$56,445	$12,834	$25,790	$40,931	$58,453	$16,949	$33,881	$50,864
Portion of rentals deemed to be interest (3)	218	481	699	959	155	531	967	1,089	323	666	781

Fixed Charges	$15,961	$30,375	$44,916	$57,404	$12,989	$26,321	$41,898	$59,542	$17,272	$34,547	$51,645

Earnings to Fixed Charges (higher is better)	11.9	13.2	13.9	14.8	17.7	16.6	16.1	14.3	19.1	18.9	18.2

Debt to Equity Ratio	1Q 2001	2Q 2001	3Q 2001	4Q 2001	1Q 2002	2Q 2002	3Q 2002	4Q 2002	1Q 2003	2Q 2003	3Q 2003
Long Term Debt	802,673	795,295	812,996	805,062	804,386	816,185	1,115,259	1,033,070	1,035,690	1,032,883	1,013,255
Shareholders Equity	4,404,257	4,461,836	4,758,953	4,782,638	4,790,959	5,085,973	5,491,538	5,493,351	5,664,563	6,072,662	6,086,180

Total Capital	5,206,930	5,257,131	5,571,949	5,587,700	5,595,345	5,902,158	6,606,797	6,526,421	6,700,253	7,105,545	7,099,435

Long-Term Debt to Total Capital (lower is better)	15.4%	15.1%	14.6%	14.4%	14.4%	13.8%	16.9%	15.8%	15.5%	14.5%	14.3%

Debt to Equity Ratio				4Q 2001	1Q 2002	2Q 2002	3Q 2002	4Q 2002	1Q 2003	2Q 2003	3Q 2003
Long Term Debt				805,062	804,386	816,185	1,115,259	1,033,070	1,035,690	1,032,883	1,013,255
Shareholders Equity				4,782,638	4,790,959	5,085,973	5,491,538	5,493,351	5,664,563	6,072,662	6,086,180
FAS 115 and 133				(169,454)	(89,378)	(284,086)	(620,424)	(547,016)	(550,893)	(748,821)	(584,070)

Total Capital				5,418,246	5,505,967	5,618,072	5,986,373	5,979,405	6,149,360	6,356,724	6,515,365

Long-Term Debt to Total Capital (excludes FAS 115 and 133) (lower is better)				14.9%	14.6%	14.5%	18.6%	17.3%	16.8%	16.2%	15.6%

(1)	All years have been restated to reflect the merger with CapMAC Holdings and 1838 Investment Advisors.

(2)	Excludes the loss reserve strengthening ($152.7 million pre-tax and $99.3 million after-tax) and the write off of Capital Asset ($105.0 pre-tax and $70.3 million after-tax).

(3)	MBIA uses what is known as the one-third methodology to determine the amount of interest implict in rental payments that should be included in fixed charges. The SEC stated in Accounting Series Release 155 that although they prefer “reliable estimates of the portion of rentals that represent interest” they will not disallow the one-third methodology if it represents a reasonable approximation of the interest portion of the rentals.